Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Appoints Annmarie Hagan Chief Accounting Officer; Paul Medini to Retire

ZURICH, May 1, 2020 – Chubb Limited announced today that Annmarie Hagan has been appointed Vice President, Chubb Group and Chief Accounting Officer effective immediately. Currently, she serves as Global Controller. In her new role, Ms. Hagan will be responsible for the company’s corporate and regulatory accounting matters; managerial and external financial reporting; group-wide financial planning and analysis; statutory and GAAP accounting policy; and financial oversight for the company’s global information technology and operations area. She will also have direct oversight of corporate and subsidiary controllers.

Ms. Hagan succeeds Paul Medini, who is retiring from the company. Mr. Medini, a Chubb Group Senior Vice President who has served as Chief Accounting Officer since 2003, will remain with the company until August 2020 to assist with the transition and related matters. Ms. Hagan will report to Philip Bancroft, Executive Vice President, Chubb Group and Chief Financial Officer.

“I have known and worked with Paul personally for many years and depended on his technical expertise and leadership as a career finance executive,” said Evan G. Greenberg, Chairman and Chief Executive Officer. “I want to thank him for his service and wish him and his family much happiness in his retirement. Over the years, Paul built a strong team around him and he is leaving the chief accounting officer responsibilities in the very capable hands of Annmarie. I have every confidence in her experience, judgment and leadership.”

“Annmarie is a strong executive and team leader who has extensive and proven experience in P&C insurance accounting, finance and operations,” said Mr. Bancroft. “She has been a key member of our finance team for many years and we’re delighted to appoint her to this important leadership role.”

“I want to thank Paul for his 17 years of service as Chief Accounting Officer of the company, managing this key function through a period of continuous growth,” Mr. Bancroft continued. “I consider Paul a dear friend and on behalf of the company wish him the best in his well-deserved retirement.”

Ms. Hagan has more than 35 years in insurance, accounting and financial management. She has served as Global Controller of Chubb since 2016. She joined the company’s Combined Insurance business in 2014 as Senior Vice President in operations and finance. Earlier in her career, from 1999 to 2001, she also served as a Vice President in finance with Chubb. Prior to

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Chubb Limited News Release

rejoining the company in 2014, Ms. Hagan served in executive leadership positions, including Chief Financial Officer for Cigna Corp. and Chief Operating Officer and President of the Specialty Businesses at WellPoint Inc., a health insurance provider (now Anthem). Ms. Hagan holds a Bachelor of Science degree in Accounting and Finance from Drexel University.

About Chubb

With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 33,000 people worldwide. Additional information can be found at: www.chubb.com

Investor Contact

Karen Beyer, 212-827-4445, karen.beyer@chubb.com

Media Contact

Jeffrey Zack, 212-827-4444, jeffrey.zack@chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2